Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Administrative Committee

Publix Super Markets, Inc.

401(k) SMART Plan

We consent to the incorporation by reference in the registration statement (No. 033-55867 and No. 333-147049) on Form S-8 of Publix Super Markets, Inc. 401(k) SMART Plan of our report dated June 23, 2009 with respect to the statement of net assets available for benefits of Publix Super Markets, Inc. 401(k) SMART Plan as of December 31, 2008, the related statement of changes in net assets available for benefits for the year then ended, and the supplemental schedule, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) which report appears in the December 31, 2008 annual report on Form 11-K/A of Publix Super Markets, Inc. 401(k) SMART Plan.

Our report refers to the adoption of Statement of Financial Accounting Standard No. 157, Fair Value Measurement, for the Plan’s investments as of January 1, 2008.

KPMG LLP

Tampa, Florida

June 23, 2009

Certified Public Accountants